Exhibit 99.1

Amphastar Announces Jury Verdict in Patent Litigation against Momenta Pharmaceuticals, Inc. and Sandoz Inc.

RANCHO CUCAMONGA, CA – July 24, 2017 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) announced today that a federal jury delivered a unanimous verdict in favor of Amphastar in a lawsuit brought by Momenta Pharmaceuticals, Inc. and Sandoz Inc. (the “Plaintiffs”) in the U.S. Court for the District of Massachusetts. The jury found the claims of Momenta’s U.S. Patent No. 7,575,886 (the “Patent”) to be invalid for lack of enablement and lack of adequate written description.  The jury further found that the Plaintiffs had waived their ability to enforce the Patent because of Plaintiffs’ conduct before the U.S. Pharmacopeia (“USP”), and that the Plaintiffs were estopped from enforcing the Patent because of this conduct.

Amphastar's CEO, Dr. Jack Zhang, stated: "We have always believed that the facts and the law do not support the Plaintiffs’ baseless allegations and we are very pleased that justice has prevailed.  We remain proud of our technology for product development and will continue to execute on our mission of developing and manufacturing life-saving drugs for the benefit of patients.”

Company Information

Amphastar is a specialty pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable and inhalation products. In 2014, the Company also commenced sales of insulin active pharmaceutical ingredient products. Most of the Company’s finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers. More information is available at the Company’s website at www.amphastar.com.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s expectations regarding litigation matters, collection of the bond posted by the Plaintiffs and other matters related to its current products, pipeline of product candidates and other future events. These statements are not historical facts but rather are based on Amphastar’s current expectations, estimates, and projections regarding Amphastar’s business, operations, and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission. Amphastar undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact Information:

Amphastar Pharmaceuticals, Inc.

Bill Peters

Chief Financial Officer

(909) 980-9484